EXHIBIT 10.1

TWELFTH AMENDMENT TO
AMENDED AND RESTATED PRIVATE LABEL
CONSUMER CREDIT CARD PROGRAM AGREEMENT

This Twelfth Amendment to Amended and Restated Private Label Consumer Credit Carder Program Agreement (the “Amendment”) is entered into and effective as of January 13, 2014, by and between GE Capital Retailer Bank (“Bank”), Select Comfort Corporation (“Select Comfort”) and Select Comfort Retail Corporation (“SCRC” and collectively with Select Comfort, “Retailer”), and amends that certain Amended and Restated Private Label Consumer Credit Card Program Agreement, dated as of December 14, 2005 (as amended, modified and supplemented from time to time, the “Agreement”), among such parties. Capitalized terms used herein and not otherwise defined have the meaning given in the Agreement.
WHEREAS, Bank and Retailer wish to amend the Agreement to add provisions to reflect the parties’ mutual expectations regarding any third party vendor Retailer may retain to the extent such vendor may have access to consumer information generated through the Program.
NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:
I. AMENDMENTS TO THE AGREEMENT
1.1    Addition of Section 13.20. A new Section 13.20 is hereby added to the Agreement as follows:
“13.20    Third Party Vendor. Notwithstanding the provisions of Section 13.3, Bank agrees that Retail may, from time to time and without the prior consent of Bank, engage one or more third party vendors and/or contractors in connection with the assertion of Retailer’s rights or performance of Retailer’s obligations hereunder, in each case on behalf of the Retailer; provided that Retailer acknowledges and agrees that the following terms and conditions shall apply with respect to any such third party vendor or contractor Retailer engages in any capacity in connection with its rights or obligations hereunder if such third party would receive or have access to any non-public personal information about any Cardholder or applicant, including, but not limited to, through the operation of the Retailer Website (each such third party is referred to herein as a “Third Party Vendor”):
(i) prior to engaging any Third Party Vendor, Retailer shall (x) notify Bank of its intention to engage such Third Party Vendor, and (y) ensure that such Third Party Vendor has sufficient controls in place to comply with clauses (iii) and (iv) below;
(ii) for each Third Party Vendor authorized to process Credit Card transactions through the Retailer Website, the terms and conditions of this Agreement, including those applicable to settlement, chargeback rights and indemnities, shall apply to all transactions in which such Third Party Vendor processes any Credit Card transaction or otherwise participates in the Program on behalf of Retailer and Retailer shall have the same responsibility and liability under this Agreement with respect to such transactions and participation as if Retailer had accepted the Account and sold the merchandise and/or services;

(iii) without limiting the preceding clause (ii), Retailer shall be responsible for each Third Party Vendor’s compliance with the provisions of Sections 13.1(a) and 13.5(c) notwithstanding that Bank, and not Retailer, may have provided the applicable Cardholder Information to such Third Party Vendor;
(iv) the provisions of Section 13.5(d) shall apply to the Third Party Vendor and any breach of its systems, and Retailer shall be responsible for satisfying the obligations of the “Affected Party” in any case in which there has been any actual or threatened breach of such Third Party Vendor’s systems;
(v) as between Bank and the Third Party Vendor, Bank is and shall remain the sole and exclusive owner of all right, title and interest in and to all Cardholder Information provided, however, that under no circumstance will Cardholder Information be deemed to include information received by Retailer or the Third Party Vendor separate and apart from the Program or New Program, even if such information is in whole or in part identical to any such information received by Bank through the Program or New Program, including information received by Bank as part of Credit Card applications. Such independently developed information shall not be subject to the use restrictions set forth herein and may be used by Retailer and the Third Party Vendor in any lawful manner and for any lawful purpose.;
(vi) to the extent the Third Party Vendor has access to Cardholder Information in connection with the processing of Credit Card transactions, including through the Retailer Website, it shall only use such Cardholder Information for the limited purpose of processing Credit Card transactions through the Retailer Website, and shall not, without the express written consent of Bank, in each instance, commingle any Cardholder Information with any other data or information; and
(vii) Bank may terminate or suspend the functionality of the Credit Cards on the Retailer Website at any time upon notice to Retailer if Bank determines that (x) such Third Party Vendor is failing to comply in all material respects with (1) the terms of the Agreement, as applicable to it through this Section 13.20, or (2) applicable law, or (y) allowing the Third Party Vendor to continue to receive or have access to Cardholder Information, including in connection with processing Credit Card transactions through the Retailer Website, is likely to result in reputational or business harm to Bank.
II. GENERAL
2.1    Authority for Amendment. The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Retailer and Bank and upon execution by all parties, will constitute a legal, binding obligation thereof.
2.2    Effect of Amendment. Except as specifically amended hereby, the Agreement, and all terms contained therein, remains in full force and effect. In the case of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. The Agreement, as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof.

2.3    Binding Effect; Severability. Each reference herein to a party hereto shall be deemed to include its successors and assigns, all of whom shall be bound by this Amendment and in whose favor the provisions of this Amendment shall inure. In case any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
2.4    Further Assurances. The parties hereto agree to execute such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this amendment and the consummation of the transactions contemplated hereby and thereby.
2.5    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Utah.
2.6    Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.
IN WITNESS WHEREOF, Bank and Retailer have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

SELECT COMFORT CORPORATION By: /s/ Mark A. Kimball Name: Mark A. Kimball Title: SVP, Chief Legal & Risk Officer	GE CAPITAL RETAIL BANK By: /s/ Glenn P. Marino Name: Glenn P. Marino Title: EVP
SELECT COMFORT RETAIL CORP. By: /s/ Mark A. Kimball Name: Mark A. Kimball Title: SVP, Chief Legal & Risk Officer

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